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MARVELL TECHNOLOGY GROUP LTD.

May 17, 2018

To Our Shareholders,

Marvell continued to make big strides forward as a company in fiscal 2018. In less than two years, we’ve moved from uncertainty about our future to a position of tremendous promise as a leading provider of silicon and software for the infrastructure market. As a result of this turnaround, we delivered significant shareholder value in fiscal 2018 – and laid the groundwork for even greater success in the years ahead.

We began the fiscal year with Marvell’s first-ever Investor Day in New York, where we detailed our renewed focus on Storage, Networking and Connectivity products. We also outlined our strategy to grow these businesses faster than their end markets; improve our gross margins by capturing more value from our world-class engineering; and develop the operational excellence necessary to achieve superior long-term operating margins.

I’m proud to report that we met all three goals.

•	Revenue from our core businesses grew 7% year-over-year;

•	We improved our GAAP gross margins to 60.7% at the end of fiscal 2018, up from 55.8% at the end of the previous fiscal year; and

•	We achieved GAAP operating margins of 17.8% at the end of fiscal 2018, up from 5.7% at the end of the previous fiscal year.

In addition, we returned $647 million in cash to our shareholders through shares repurchases and dividends, up from $310 million in fiscal 2017.

Business Highlights

Our results were fueled by the strong performance of our core businesses.

•	Storage revenue grew 8% year-over-year, driven by the powerful growth of our solid-state controller business and the expansion of our hard-disk controller business into the Cloud data center market. Global demand for storage continues to skyrocket, and whether it’s for HDDs or SSDs, Marvell is well positioned as the market leader to capitalize on this growth.

•	Networking revenue grew 1% year-over-year overall, and 7% in core product lines. Our new Ethernet switches, PHY transceivers and ARM-based processors continued to gain traction in the Enterprise campus, where Marvell is helping to enable a major upgrade cycle. We also introduced several innovative products for the data center and next-generation in-car networks, which are two of the fastest-growing markets. Marvell is one of only two companies with a broad Ethernet portfolio, and we intend to continue expanding our position in the coming years.

•	Connectivity revenue grew 14% year-over-year, driven by broad-based strength in the enterprise access point, gaming, streaming, voice-assist and automotive markets. During the year, we also announced our next family of products built for the new 802.11ax standard, delivering the industry’s first full, enterprise-grade implementation. We’re already seeing strong traction for these products with customers.

Throughout the year, we also achieved greater discipline in Marvell’s product development process, sparking greater collaboration between our engineering teams, and improving our time-to-market. We also retooled and reinvested in our sales force and in our go-to-market strategies, which in turn strengthened account coverage and improved customer support. All of this is laying the foundation for more growth and profitability in the years to come.

Marvell and Cavium Merger

In November 2017, we signed an agreement to acquire Cavium, Inc. and, in March 2018, you — our shareholders — voted overwhelmingly in favor of the share issuance in connection with the proposed acquisition. The transaction remains subject to our receipt of regulatory approvals, as well as standard closing conditions.

Aligning with Broad Market Trends

Marvell is now aligned with the right talent, products and processes, and is intensely focused on our most important end-markets. Broad market trends are working in our favor, too. Cloud computing and Artificial Intelligence are gaining steam, driving a shift to new architectures that facilitate moving, processing, and storing data faster and more securely – all Marvell strengths.

Marvell is also enabling a growing demand for computing closer to the edge of networks, where instantaneous responses in applications such as autonomous driving become not just important, but life-saving. And the upcoming rollout of 5G networks will drive even more innovation in computing infrastructure. As all these markets grow, Marvell is well positioned to grow, too.

Creating the Next Great Semiconductor Company

Together, with focus and determination, Marvell is working to become the world’s next great semiconductor company – one with the scale, innovation, execution and can-do spirit necessary to compete and win for years to come.

So to all our shareholders – thousands of whom work right here at Marvell – thank you for your continued investment in our future. Now more than ever, I believe our best years are still to come.

Thank you for your continued support.

Matt Murphy

President and CEO